EXHIBIT 2.1

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (the “Agreement”) dated as of March 29, 2013, is entered into by and among The Pulse Network, Inc, a Nevada corporation, formerly known as TPN Nevada Inc. (“TPN Nevada”), The Pulse Network, Inc., a Massachusetts corporation, corporation (“The Pulse Network”), and the shareholders of The Pulse Network listed on Schedule 1 to this Agreement (each, a “Shareholder” and, collectively, the “Shareholders”).

RECITALS

A. The Shareholders own the number of shares of capital stock of The Pulse Network  (the “Shares”) set forth opposite each Shareholder’s name on Schedule 1, which Shares collectively constitute all of the issued and outstanding shares of capital stock in The Pulse Network.

B. TPN Nevada desires to purchase from the Shareholders, and the Shareholders desire to sell to TPN Nevada, the Shares in exchange for shares of TPN Nevada Common Stock, all on the terms and subject to the conditions set forth in this Agreement (the “Exchange”).

D. As a result of the Exchange, TPN Nevada will become the sole shareholder of The Pulse Network.

E. Certain capitalized terms used in this Agreement are defined on Exhibit A hereto.

AGREEMENT

In consideration of the agreements, provisions and covenants set forth below, TPN Nevada, The Pulse Network and the Shareholders, hereby agree as follows:

ARTICLE I.

EXCHANGE OF SHARES

1.1 Agreement to Sell.

Upon the terms and subject to all of the conditions contained herein, each of the Shareholders hereby agrees to sell, assign, transfer and deliver to TPN Nevada, and TPN Nevada hereby agrees to purchase and accept from each of the Shareholders, on the Closing Date, the Shares.

1.2 Purchase Price.

As full consideration for the sale, assignment, transfer and delivery of the Shares by the Shareholders to TPN Nevada, and upon the terms and subject to all of the conditions contained herein, TPN Nevada shall:

(a)
Issue to the Shareholders an aggregate of seventy-five million (75,000,000) shares of TPN Nevada common stock on a pro rata basis based upon their respective beneficial ownership interest in The Pulse Network, as certified by the President of The Pulse Network, at the Closing.  Notwithstanding the foregoing, if immediately following the Closing the aggregate percentage ownership of outstanding shares of common stock of TPN Nevada owned by the Shareholders is less than eighty-three and thirty-three one hundredths percent (83.33%) (which amount represents the target percentage ownership of TPN Nevada by the Shareholders immediately following the Closing), then TPN Nevada will issue to the Shareholders that additional number of shares of common stock of TPN Nevada to increase the percentage ownership of the Shareholders to 83.33% (for the sake of clarity, the parties agree that such 83.33% figure shall not be computed with reference to any of the Series A Preferred Stock or Series B Preferred Stock, or their respective terms, in Section 1.2(b) hereof);

(b)
Issue to (i) Stephen J. Saber 414 shares of TPN Nevada Series A Preferred stock and 6,201,000 shares of TPN Nevada Series B Preferred Stock, (ii) Nicholas C. Saber 293 shares of TPN Nevada Series A Preferred stock and 4,399,500 shares of TPN Nevada Series B Preferred Stock, and (iii) John N. Saber 293 shares of TPN Nevada Series A Preferred Stock and 4,399,500 shares of TPN Nevada Series B Preferred Stock. Each share of Series A Preferred Stock shall be convertible into one share of common stock of the Company and must require the consent of the majority of the holders of Series A Preferred Stock to change the composition of the board of directors or President and Chief Executive Officer of the Company, change the Articles of Incorporation or Bylaws of the Company, or engage in merger, sale of assets, share exchange or other reorganization of the Company. Each share of Series B Preferred Stock shall be convertible into 5 shares of common stock and equal to 100 votes of common stock of the Company.

The TPN Nevada common stock, Series A Preferred Stock and Series B Preferred Stock shall issuable pursuant to this Section 1.2 shall be collectively referred to herein as the “Acquisition Shares.”

1.3 Mechanics of Exchange.

(a) At the Closing, each Shareholder shall be entitled to surrender the certificate or certificates that immediately prior to the Closing represented The Pulse Network Shares of Common Stock (the “Certificates”) to the exchange agent designated by TPN Nevada in exchange for the Acquisition Shares.

(b) Promptly after the Closing, TPN Nevada or its designated exchange agent shall make available to each Shareholder a letter of transmittal and instructions for use in effecting the surrender of Certificates in exchange for the Acquisition Shares. Upon surrender of a Certificate to such exchange agent together with the letter of transmittal, duly executed, the Shareholder shall be entitled to receive in exchange therefore such number of Acquisition Shares as such Shareholder has the right to receive in respect of the Certificate so surrendered pursuant to the provisions of this Article I.

1.4 No Fractional Shares.

No fraction of a share of TPN Nevada Common Stock shall be issued in the Exchange. In lieu of fractional shares, the Shareholders upon surrender of their Certificates as set forth in Section 1.3 shall be issued that number of shares of common stock resulting by rounding up to the nearest whole number of shares of Acquisition Shares that each such Shareholder shall receive as a result of the Exchange.

1.5 Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 9:00 a.m., Pacific Standard Time, at the principal administrative offices of TPN Nevada, or at a location mutually agreement upon by TPN Nevada and The Pulse Network,  on or before March 30, 2013 (the “Closing Date”); provided, however, that if all of the other conditions set forth in articles VI and VII hereof are not satisfied or waived, unless this agreement has been terminated under Section 9 hereof, or at such date, the Closing Date shall be the business day following the day on which all such conditions have been satisfied or waived, or at such other date, time and place as TPN Nevada, The Pulse Network and the Shareholders shall agree.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE PULSE NETWORK

Except as set forth in the Disclosure Schedule, consisting of information about The Pulse Network provided by The Pulse Network to TPN Nevada in connection with this Agreement (the “The Pulse Network Disclosure Schedule”), each of The Pulse Network and the Shareholders represents and warrants jointly and severally to TPN Nevada as follows:

2.1 Organization and Qualification.

The Pulse Network is duly incorporated, validly and in good standing existing under the laws of Massachusetts, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement, to carry out the provisions hereof except where the failure to be in good standing or to have such governmental licenses, authorizations, consents and approvals will not, in the aggregate, either (i) have a Material Adverse Effect on the business, assets or financial condition of The Pulse Network, or (ii) impair the ability of The Pulse Network to perform its material obligations under this Agreement. The Pulse Network is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased requires such qualification, licensing or domestication, except where the failure to be so qualified, licensed or domesticated will not have a Material Adverse Effect. Set forth as part of The Pulse Network Disclosure Schedule is a list of those jurisdictions in which each of The Pulse Network presently conducts its business, owns, holds and operates its properties and assets.

2.2 Subsidiaries.

Except for the Pulse Network Management, LLC, a Massachusetts limited liability company, The Pulse Network does not own directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise. The Pulse Network does not have any direct or indirect interests of stock ownership or otherwise in any corporation, partnership, joint venture, firm, association or business enterprise, and is not party to any agreement to acquire such an interest.

2.3 Articles of Incorporation and Bylaws.

The copies of the charter document and corporate governance document of The Pulse Network (collectively, the “Organizational Documents”) that have been delivered to TPN Nevada prior to the execution of this Agreement are true and complete and have not been amended or repealed. The Pulse Network is not in violation or breach of any of the provisions of the Organizational Documents, except for such violations or breaches which, in the aggregate, will not have a Material Adverse Effect on The Pulse Network.

2.4 Authorization and Validity of this Agreement.

This Agreement and each of the Transaction Agreements constitute the legal, valid and binding obligation of each person or entity who is a party thereto (other than TPN Nevada), enforceable against each such person or entity in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally. Each The Pulse Network shareholder has all requisite legal capacity to execute and deliver this Agreement and the Transaction Agreements to which he or she is a party, and to perform its, his or her obligations hereunder and thereunder. The execution and delivery by each of The Pulse Network and each of the Shareholders of this Agreement and the Transaction Agreements (to the extent either is a party thereto), and the consummation of the transactions contemplated herein and therein (the “Transactions”) have been authorized by all necessary corporate or other action on the part of The Pulse Network and each of the Shareholders. This Agreement and the Transaction Agreements have been duly executed and delivered by the parties thereto (other than TPN Nevada).

2.5 No Violation.

Neither the execution nor delivery of this Agreement or the Transaction Agreements, nor the consummation or performance of any of the Transactions by The Pulse Network or the Shareholders will directly or indirectly:

(i) violate or conflict with any provision of the Organizational Documents of The Pulse Network; (B) result in (with or without notice or lapse of time) a violation or breach of, or conflict with or constitute a default or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or require notice under, any agreement, promissory note, lease, instrument or arrangement to which The Pulse Network or any of its assets are bound or result in the creation of any Liens upon The Pulse Network or any of its assets; (C) violate any order, writ, judgment, injunction, ruling, award or decree of any Governmental Body; (“Governmental Body”); (D) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation that relates to the Shareholders or The Pulse Network or any of the assets of The Pulse Network; or (E) result in cancellation, modification, revocation or suspension of any permits, licenses, registrations, consents, approvals, authorizations or certificates issued or granted by any Governmental Body which are held by or granted to the Shareholders or The Pulse Network or which are necessary for the conduct of The Pulse Network’s business; or

(ii) to the knowledge of The Pulse Network or any of the Shareholders, cause The Pulse Network to become subject to, or to become liable for the payment of, any Tax (as hereinafter defined) or cause any of the assets owned by The Pulse Network to be reassessed or revalued by any taxing authority or other Governmental Body.

None of The Pulse Network or the Shareholders is or will be required to give any notice to or obtain any approval, consent, ratification, waiver or other authorization (a “Consent”) from any person or entity (including, without limitation, any Governmental Body) in connection with (i) the execution and delivery of this Agreement or any of the Transaction Agreements, or (ii) the consummation or performance of any of the Transactions.

2.6 Capitalization and Related Matters.

(a) Capitalization. The Pulse Network has issued and outstanding two hundred seventy-five thousand (275,000) shares of common stock. Except as set forth in the preceding sentence, no other class of capital stock or other security of The Pulse Network is authorized, issued, reserved for issuance or outstanding. The Shareholders, as of the Closing Date, are the lawful, record and beneficial owners of the number of The Pulse Network Shares of Common Stock set forth opposite each Seller’s name on Schedule 1 attached hereto. The Shareholders have, as of the date hereof and as of the Closing Date, valid and marketable title to their respective Shares, free and clear of all Liens (including, without limitation, any claims of spouses under applicable community property laws) and are the lawful, record and beneficial owners of all of the Shares. Except as is issued to and held by the Shareholders or The Pulse Network, no other class of capital stock or other security of The Pulse Network, as applicable, is authorized, issued, reserved for issuance or outstanding. At the Closing, TPN Nevada will be vested with good and marketable title to the Shares, free and clear of all Liens (including, without limitation, any claims of spouses under applicable community property laws). No legend or other reference to any purported Lien appears upon any certificate representing the Shares. Each of the Shares has been duly authorized and validly issued and is fully paid and nonassessable. None of the outstanding capital or other securities of The Pulse Network was issued, redeemed or repurchased in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other securities or “blue sky” laws.

(b) No Redemption Requirements. Except for options to purchase approximately 150 shares of common stock of The Pulse Network, there are no authorized or outstanding options, warrants, equity securities, calls, rights, commitments or agreements of any character by which The Pulse Network or any of the Shareholders is obligated to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other securities of The Pulse Network. There are no outstanding contractual obligations (contingent or otherwise) of The Pulse Network to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, The Pulse Network or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

2.7 Compliance with Laws and Other Instruments.

Except as would not have a Material Adverse Effect, the business and operations of The Pulse Network has been and are being conducted in accordance with all applicable foreign, federal, provincial and local laws, rules and regulations and all applicable orders, injunctions, decrees, writs, judgments, determinations and awards of all courts and governmental agencies and instrumentalities. There are no permits, bonuses, registrations, consents, approvals, authorizations, certificates, or any waiver of the foregoing, which are required to be issued or granted by a Governmental Body for the conduct of the Business as presently conducted or the ownership of the assets of The Pulse Network. Except as would not have a Material Adverse Effect, The Pulse Network is not, and has not received notice alleging that it is, in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of the Organizational Documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease, license or other instrument, commitment, obligation or arrangement to which The Pulse Network is a party or by which any of The Pulse Network’s properties, assets or rights are bound or affected. To the knowledge of The Pulse Network, no other party to any material contract, agreement, lease, license, commitment, instrument or other obligation to which The Pulse Network is a party is (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof. The Pulse Network is not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of The Pulse Network, any event or circumstance relating to The Pulse Network that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits The Pulse Network from entering into this Agreement and the Transaction Agreements or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement, the Transaction Agreements or the consummation of the Transactions contemplated hereby or thereby.

2.8 Certain Proceedings.

There are no outstanding or pending preceding that has been commenced against or involving The Pulse Network or any of its assets and, to the knowledge of The Pulse Network and the Shareholders, no matters of the foregoing nature are contemplated or threatened. None of The Pulse Network or the Shareholders have been charged with, and is not threatened with, or under any investigation with respect to, any allegation concerning any violation of any provision of any federal, provincial, local or foreign law, regulation, ordinance, order or administrative ruling, and is not in default with respect to any order, writ, injunction or decree of any Governmental Body.

2.9 No Brokers or Finders.

None of The Pulse Network, the Shareholders, or any officer, director, independent contractor, consultant, agent or employee of The Pulse Network has agreed to pay, or has taken any action that will result in any person or entity becoming obligated to pay or entitled to receive, any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions. The Pulse Network and the Shareholders shall jointly and severally indemnify and hold TPN Nevada harmless against any liability or expense arising out of, or in connection with, any such claim.

2.10 Title to and Condition of Properties.

The Pulse Network has good, valid and marketable title to all of its properties and assets (whether real, personal or mixed, and whether tangible or intangible) reflected as owned in its books and records, free and clear of all Liens. The Pulse Network owns or holds under valid leases or other rights to use all real property, plants, machinery, equipment and all assets necessary for the conduct of its business as presently conducted, except where the failure to own or hold such property, plants, machinery, equipment and assets would not have a Material Adverse Effect on The Pulse Network. No Person other than The Pulse Network owns or has any right to the use or possession of the assets used in The Pulse Network’s business. The material buildings, plants, machinery and equipment necessary for the conduct of the business of The Pulse Network as presently conducted are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put or would be put in the Ordinary Course of Business, in each case, taken as a whole, and none of such buildings, plants, machinery or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

2.11 Absence of Undisclosed Liabilities.

The Pulse Network has no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether asserted or unasserted, whether due or to become due, whether or not known to The Pulse Network) arising out of any transaction entered into prior to the Closing Date or any act or omission prior to the Closing Date which individually or taken together would constitute a Material Adverse Effect on The Pulse Network and have no debt, obligation or liability to each other or any of the Shareholders or their affiliates, except to the extent specifically set forth on or reserved against on the Balance Sheet of The Pulse Network.

The financial statements are consistent with the books and records of The Pulse Network and fairly present in all material respects the financial condition, assets and liabilities of The Pulse Network, as applicable, taken as a whole, as of the dates and periods indicated, and were prepared in accordance with GAAP (except as otherwise indicated therein or in the notes thereto).

2.12 Changes.

The Pulse Network has not, since March 15, 2013:

(a) Ordinary Course of Business. Conducted its business or entered into any transaction other than in the Ordinary Course of Business, except for this Agreement.

(b) Adverse Changes. Suffered or experienced any change in, or affecting, its condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects which would have a Material Adverse Effect;

(c) Loans. Made any loans or advances to any Person other than travel advances and reimbursement of expenses made to employees, officers and directors in the Ordinary Course of Business;

(d) Compensation and Bonuses. Made any payments of any bonuses or compensation other than regular salary payments, or increase in the salaries, or payment on any of its debts in the Ordinary Course of Business, to any of its shareholders, directors, officers, employees, independent contractors or consultants or entry into by it of any employment, severance, or similar contract with any director, officer, or employee, independent contractor or consultant; Adopted, or increased in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any of its employees;

(e) Liens. Created or permitted to exist any Lien on any of its properties or assets other than Permitted Liens;

(f) Capital Stock. Issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any shares of its capital stock or any other of its securities or any Equity Security, or altered the term of any of its outstanding securities or made any change in its outstanding shares of capital stock or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise; changed its authorized or issued capital stock; granted any stock option or right to purchase shares of its capital stock; issued any security convertible into any of its capital stock; granted any registration rights with respect to shares of its capital stock; purchased, redeemed, retired, or otherwise acquired any shares of its capital stock; declared or paid any dividend or other distribution or payment in respect of shares of capital stock of any other entity;

(g) Dividends. Declared, set aside, made or paid any dividend or other distribution to any of its shareholders;

(h) Material Contracts. Terminated or modified any of its Material Contract except for termination upon expiration in accordance with the terms of such agreements, a description of which is included in The Pulse Network’s Disclosure Schedule;

(i) Claims. Released, waived or cancelled any claims or rights relating to or affecting The Pulse Network in excess of $1,000 in the aggregate or instituted or settled any Proceeding involving in excess of $10,000 in the aggregate;

(j) Discharged Liabilities. Paid, discharged, cancelled, waived or satisfied any claim, obligation or liability in excess of $1,000 in the aggregate, except for liabilities incurred prior to the date of this Agreement in the Ordinary Course of Business;

(k) Indebtedness. Created, incurred, assumed or otherwise become liable for any Indebtedness or commit to any endeavor involving a commitment in excess of $1,000 in the aggregate, other than contractual obligations incurred in the Ordinary Course of Business;

(l) Guarantees. Guaranteed or endorsed in a material amount any obligation or net worth of any Person;

(m) Acquisitions. Acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

(n) Accounting. Changed its method of accounting or the accounting principles or practices utilized in the preparation of its financial statements, other than as required by GAAP;

(o) Agreements. Entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

2.13 Material Contracts.

The Pulse Network has delivered to TPN Nevada, prior to the date of this Agreement, true, correct and complete copies of each of its Material Contracts, or otherwise disclosed the material terms of such contracts to the full satisfaction of TPN Nevada.

(a) No Defaults. The Material Contracts of The Pulse Network are valid and binding agreements of The Pulse Network, as applicable, and are in full force and effect and are enforceable in accordance with their terms. Except as would not have a Material Adverse Effect, The Pulse Network is not in breach or default of any of its Material Contracts to which it is a party and, to the knowledge of The Pulse Network, no other party to any of its Material Contracts is in breach or default thereof. Except as would not have a Material Adverse Effect, no event has occurred or circumstance has existed that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any of its Material Contracts or (b) permit The Pulse Network or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any of its Material Contracts. The Pulse Network has not received any notice and has no knowledge of any pending or threatened cancellation, revocation or termination of any of its Material Contracts to which it is a party, and there are no renegotiations of, or attempts to renegotiate.

2.14 Tax Returns and Audits.

(a) Tax Returns. (a) All material Tax Returns required to be filed by or on behalf of The Pulse Network have been timely filed and all such Tax Returns were (at the time they were filed) and are true, correct and complete in all material respects; (b) all Taxes of The Pulse Network required to have been paid (whether or not reflected on any Tax Return) have been fully and timely paid, except those Taxes which are presently being contested in good faith or for which an adequate reserve for the payment of such Taxes has been established on The Pulse Network’s balance sheet; (c) no waivers of statutes of limitation have been given or requested with respect to The Pulse Network in connection with any Tax Returns covering The Pulse Network or with respect to any Taxes payable by it; (d) no Governmental Body in a jurisdiction where The Pulse Network does not file Tax Returns has made a claim, assertion or threat to The Pulse Network that The Pulse Network is or may be subject to taxation by such jurisdiction; (e) The Pulse Network has duly and timely collected or withheld, paid over and reported to the appropriate Governmental Body all amounts required to be so collected or withheld for all periods under all applicable laws; (f) there are no Liens with respect to Taxes on the property or assets of The Pulse Network other than Permitted Liens; (g) there are no Tax rulings, requests for rulings, or closing agreements relating to The Pulse Network for any period (or portion of a period) that would affect any period after the date hereof; and (h) any adjustment of Taxes of The Pulse Network made by a Governmental Body in any examination that The Pulse Network is required to report to the appropriate provincial, local or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid. No state of fact exists or has existed which would constitute ground for the assessment of any tax liability by any Governmental Body. All Tax Returns filed by The Pulse Network are true, correct and complete.

(b) No Adjustments, Changes. Neither The Pulse Network nor any other Person on behalf of The Pulse Network (a) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of provincial, local or foreign law; or (b) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of provincial, local or foreign law.

(c) No Disputes. There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of or Tax Return filed or required to be filed by The Pulse Network, nor is any such claim or dispute pending or contemplated. The Pulse Network has made available to TPN Nevada true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed or asserted against or agreed to by The Pulse Network since December 31, 2011 and any and all correspondence with respect to the foregoing. The Pulse Network does not have any outstanding closing agreement, ruling request, request for consent to change a method of accounting, subpoena or request for information to or from a Governmental Body in connection with any Tax matter.

(d) No Tax Allocation, Sharing. The Pulse Network is not a party to any Tax allocation or sharing agreement.  The Pulse Network (a) has not been a member of a Tax Group filing a consolidated income Tax Return under Section 1501 of the Code (or any similar provision of provincial, local or foreign law), and (b) does not have any liability for Taxes for any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of provincial, local or foreign law) as a transferee or successor, by contract or otherwise.

2.15 Material Assets.

The financial statements of The Pulse Network reflect the material properties and assets (real and personal) owned or leased by them.

2.16 Insurance Coverage.

The Pulse Network maintains insurance or general liability policies on its properties and assets.

2.17 Litigation; Orders.

There is no Proceeding (whether federal, provincial, local or foreign) pending or, to the knowledge of The Pulse Network, threatened or appealable against or affecting The Pulse Network or any of its properties, assets, business or employees. To the knowledge of The Pulse Network, there is no fact that might result in or form the basis for any such Proceeding. The Pulse Network is not subject to any Orders and has not received any written opinion or memorandum or legal advice from their legal counsel to the effect that The Pulse Network is exposed, from a legal standpoint, to any liability which would be material to its business. The Pulse Network is not engaged in any legal action to recover monies due it or for damages sustained by any of them.

2.18 Licenses.

Except as would not have a Material Adverse Effect, The Pulse Network possesses from the appropriate Governmental Body all licenses, permits, authorizations, approvals, franchises and rights that are necessary for it to engage in its business as currently conducted and to permit it to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets (collectively, “PERMITS”). Except as would not have a Material Adverse Effect, The Pulse Network has not received any written notice from any Governmental Body or other Person that there is lacking any license, permit, authorization, approval, franchise or right necessary for The Pulse Network to engage in its business as currently conducted and to permit The Pulse Network to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets. Except as would not have a Material Adverse Effect, the Permits are valid and in full force and effect. Except as would not have a Material Adverse Effect, no event has occurred or circumstance exists that may (with or without notice or lapse of time): (a) constitute or result, directly or indirectly, in a violation of or a failure to comply with any Permit; or (b) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit. The Pulse Network has not received any written notice from any Governmental Body or any other Person regarding: (a) any actual, alleged, possible or potential contravention of any Permit; or (b) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Permit. All applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Persons, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Persons. All Permits are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges, all of which have, to the extent due, been duly paid.

2.19 Interested party Transactions.

Except with respect to (i) Stephen Saber’s and Nick Saber’s collective 50% beneficial ownership of The Pulse Network’s landlord, and (ii) Stephen Saber’s, Nick Saber’s and John Saber’s collective 30% beneficial ownership of Clintara LLC, no officer, director or shareholder of The Pulse Network or any Affiliate, Related Person or “associate” (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such Person, either directly or indirectly, (1) has an interest in any Person which (a) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by The Pulse Network, or (b) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish The Pulse Network any goods or services; (2) has a beneficial interest in any contract or agreement to which The Pulse Network is a party or by which it may be bound or affected; or (3) is a party to any material agreements, contracts or commitments in effect as of the date hereof with The Pulse Network. “Related Person” means: (i) with respect to a particular individual, the individual’s immediate family which shall include the individual’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law; and (ii) with respect to a specified individual or entity, any entity or individual that, directly or indirectly, controls, is controlled by, or is under common control with such specified entity or individual.

2.20 Governmental Inquiries.

The Pulse Network has made available to TPN Nevada a copy of each material written inspection report, questionnaire, inquiry, demand or request for information received by The Pulse Network from (and the response of The Pulse Network thereto), and each material written statement, report or other document filed by The Pulse Network with, any Governmental Body since December 31, 2011.

2.21 Bank Accounts and Safe Deposit Boxes.

The Pulse Network Disclosure Schedule discloses the title and number of each bank or other deposit or financial account, and each lock box and safety deposit box used by The Pulse Network, the financial institution at which that account or box is maintained and the names of the persons authorized to draw against the account or otherwise have access to the account or box, as the case may be.

2.22 Intellectual Property.

Any Intellectual Property The Pulse Network uses in its business as presently conducted is owned by The Pulse Network or properly licensed.

2.23 Stock Option Plans; Employee Benefits.

(a) The Pulse Network -has employee benefit plans or arrangements covering their present and former employees or providing benefits to such persons in respect of services provided to The Pulse Network. The Pulse Network has no commitment, whether formal or informal and whether legally binding or not, to create any additional plan, arrangement or practice similar to the Approved Plans.

2.24 Employee Matters.

(a) No former or current employee of The Pulse Network is a party to, or is otherwise bound by, any agreement or arrangement (including, without limitation, any confidentiality, non-competition or proprietary rights agreement) that in any way adversely affected, affects, or will affect (i) the performance of his, her or its duties to The Pulse Network, or (ii) the ability of The Pulse Network to conduct its business.

(b) The Pulse Network has employees, directors, officers, consultants, independent contractors, representatives or agents whose contract of employment or engagement cannot be terminated by three months’ notice.

(c) The Pulse Network is required or obligated to pay, and since March 15, 2013, has paid any moneys to or for the benefit of, any director, officer, employee, consultant, independent contractor, representative or agent of The Pulse Network.

(d) The Pulse Network is in compliance with all applicable laws respecting employment and employment practices, terms and conditions or employment and wages and hours, and is not engaged in any unfair labor practice. There is no labor strike, dispute, shutdown or stoppage actually pending or, to the knowledge of The Pulse Network or the Shareholders, threatened against or affecting The Pulse Network.

2.25 Environmental and Safety Matters.

Except as would not have a Material Adverse Effect:

(a) The Pulse Network has at all times been and is in compliance with all Environmental Laws and Orders applicable to The Pulse Network, as applicable.

(b) There are no Proceedings pending or, to the knowledge of The Pulse Network, threatened against The Pulse Network alleging the violation of any Environmental Law or Environmental Permit applicable to The Pulse Network or alleging that The Pulse Network is a potentially responsible party for any environmental site contamination. None of The Pulse Network or the Shareholders are aware of, or has ever received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste.

(c) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations to notify or obtain the consent of any Governmental Body or third Persons under any Environmental Laws applicable to The Pulse Network.

2.26 Material Customers.

Since March 15, 2013, none of the Material Customers (as hereinafter defined) of The Pulse Network has notified any of The Pulse Network or the Shareholders of their intent to terminate their business with The Pulse Network business because of any dissatisfaction on the part of any such person or entity. The Transactions have not caused any of the Material Customers of The Pulse Network to terminate or provide notice of their intent or threaten to terminate their business with The Pulse Network or to notify The Pulse Network or the Shareholders of their intent not to continue to do such business with The Pulse Network after the Closing. As used herein, “Material Customers” means those customers from whom The Pulse Network derives annual revenues in excess of $150,000.

2.27 Inventories.

All inventories of The Pulse Network are of good, usable and merchantable quality in all material respects, and, except as set forth in The Pulse Network Disclosure Schedule, do not include a material amount of obsolete or discontinued items. Except as set forth in The Pulse Network Disclosure Schedule, (a) all such inventories are of such quality as to meet in all material respects the quality control standards of The Pulse Network, (b) all such inventories are recorded on the books at the lower of cost or market value determined in accordance with GAAP, and (c) no write-down in inventory has been made or should have been made pursuant to GAAP during the past two years.

2.28 Money Laundering Laws.

The operations of The Pulse Network are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Body (collectively, the “Money Laundering Laws”) and no Proceeding involving The Pulse Network with respect to the Money Laundering Laws is pending or, to the knowledge of The Pulse Network, threatened.

2.29 Disclosure.

(a) Any information set forth in this Agreement, The Pulse Network Disclosure Schedule, or the Transaction Agreements shall be true, correct and complete in all material respects.

(b) No statement, representation or warranty of The Pulse Network or the Shareholders in this Agreement (taken with the Schedules) or the Transaction Agreements or any exhibits or schedules thereto contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, taken as a whole, in light of the circumstances in which they were made, not misleading.

(c) Except as set forth in The Pulse Network Disclosure Schedule, the Shareholders and The Pulse Network have no knowledge of any fact that has specific application to The Pulse Network (other than general economic or industry conditions) and that adversely affects the assets or the business, prospects, financial condition, or results of operations of The Pulse Network.

(d) In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the Schedules shall control.

(e) The books of account, minute books and stock record books of The Pulse Network, all of which have been made available to TPN Nevada, are complete and accurate and have been maintained in accordance with sound business practices. Without limiting the generality of the foregoing, the minute books of The Pulse Network contain complete and accurate records of all meetings held, and corporate action taken, by the shareholders, the boards of directors, and committees of the boards of directors of The Pulse Network, as applicable, and no meeting of any such shareholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

2.30 Finders and Brokers.

(a) None of The Pulse Network or the Shareholders or any Person acting on behalf of The Pulse Network or the Shareholders has engaged any finder, broker, intermediary or any similar Person in connection with the Exchange.

(b) None of The Pulse Network the Shareholders nor any Person acting on behalf of The Pulse Network or the Shareholders has entered into a contract or other agreement that provides that a fee shall be paid to any Person or Entity if the Exchange is consummated.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF TPN NEVADA

TPN Nevada hereby represents and warrants to the Shareholders as of the date hereof:

3.1 Organization; Good Standing.

TPN Nevada is duly incorporated, validly and in good standing existing under the laws of Nevada, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement, to carry out the provisions hereof except where the failure to be in good standing or to have such governmental licenses, authorizations, consents and approvals will not, in the aggregate, either (i) have a

Material Adverse Effect on the business, assets or financial condition of TPN Nevada, or (ii) impair the ability of TPN Nevada to perform its material obligations under this Agreement. TPN Nevada is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased requires such qualification, licensing or domestication, except where the failure to be so qualified, licensed or domesticated will not have a Material Adverse Effect.

3.2 TPN Nevada Common Stock.

As of the date of this agreement, there were 90,000,000 shares of TPN Nevada’s common stock issued and outstanding. The Acquisition Shares, when issued in connection with this Agreement and the other Transactional Agreements, will be duly authorized, validly issued, fully paid and nonassessable.

3.3 Authority; Binding Nature of Agreements.

(a) The execution, delivery and performance of this Agreement, the Transactional Agreements, and all other agreements and instruments contemplated to be executed and delivered by TPN Nevada in connection herewith have been duly authorized by all necessary corporate action on the part of TPN Nevada and its board of directors.

(b) This Agreement, the Transactional Agreements, and all other agreements and instruments contemplated to be executed and delivered by TPN Nevada constitute the legal, valid and binding obligation of TPN Nevada, enforceable against TPN Nevada in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, Exchange, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

(c) There is no pending Proceeding, and, to TPN Nevada’s knowledge, no Person has threatened to commence any Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Exchange or TPN Nevada’s ability to comply with or perform its obligations and covenants under the Transactional Agreements, and, to the knowledge of TPN Nevada, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

3.4 Non-contravention; Consents.

The execution and delivery of this Agreement and the other Transactional Agreements, and the consummation of the Exchange, by TPN Nevada will not, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a material violation of (i) TPN Nevada’s Certificate of Incorporation or Bylaws, or (ii) any resolution adopted by TPN Nevada Board or any committee thereof or the stockholders of TPN Nevada;

(b) to the knowledge of TPN Nevada, contravene, conflict with or result in a material violation of, or give any Governmental Body the right to challenge the Exchange or to exercise any remedy or obtain any relief under, any legal requirement or any Order to which TPN Nevada or any material assets owned or used by it are subject;

(c) to the knowledge of TPN Nevada, cause any material assets owned or used by TPN Nevada to be reassessed or revalued by any taxing authority or other Governmental Body;

(d) to the knowledge of TPN Nevada, contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by TPN Nevada or that otherwise relates to TPN Nevada’s business or to any of the material assets owned or used by TPN Nevada, where such contraventions, conflict, violation, revocation, withdrawal, suspension, cancellation, termination or modification would have a Material Adverse Effect on TPN Nevada;

(e) contravene, conflict with or result in a material violation or material breach of, or material default under, any Contract to which TPN Nevada is a party;

(f) give any Person the right to any payment by TPN Nevada or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of TPN Nevada in favor of any Person, in any such case as a result of the Exchange; or

(g) result in the imposition or creation of any material Lien upon or with respect to any material asset owned or used by TPN Nevada.

Except for Consents, filings or notices required under the state and federal securities laws or any other laws or regulations or as otherwise contemplated in this Agreement and the other Transactional Agreements, TPN Nevada will not be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the other Transactional Agreements or the consummation or performance of the Exchange.

3.5 Finders and Brokers.

(a) Neither TPN Nevada nor any Person acting on behalf of TPN Nevada has engaged any finder, broker, intermediary or any similar Person in connection with the Exchange.

(b) TPN Nevada has not entered into a contract or other agreement that provides that a fee shall be paid to any Person or Entity if the Exchange is consummated.

3.6 Reports and Financial Statements; Absence of Certain Changes.

(a) TPN Nevada has filed all reports required to be filed with the SEC pursuant to the Exchange Act since September 27, 2011 (all such reports, including those to be filed prior to the Closing Date and all registration statements and prospectuses filed by TPN Nevada with the SEC, are collectively referred to as the “TPN Nevada SEC Reports”). All of the TPN Nevada SEC Reports, as of their respective dates of filing (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) complied in all material respects as to form with the applicable requirements of the Securities Act or Exchange Act and the rules and regulations thereunder, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of TPN Nevada included in the TPN Nevada SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto, and such audited financial statements (i) were prepared from the books and records of TPN Nevada, (ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of TPN Nevada as of the dates thereof and the results of operations and cash flows for the periods then ended. The unaudited financial statements included in the TPN Nevada SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto; and such unaudited financial statements (i) were prepared from the books and records of TPN Nevada, (ii) were prepared in accordance with GAAP, except as otherwise permitted under the Exchange Act and the rules and regulations thereunder, on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of TPN Nevada as of the dates thereof and the results of operations and cash flows (or changes in financial condition) for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto.

(b) Except as specifically contemplated by this Agreement or reflected in the TPN Nevada SEC Reports, since September 27, 2011 there has not been (i) any material adverse change in TPN Nevada’s business, assets, liabilities, operations, and, to the knowledge of TPN Nevada, no event has occurred that is likely to have a material adverse effect on TPN Nevada’s business, assets, liabilities or operations, (ii) any declarations setting aside or payment of any dividend or distribution with respect to the TPN Nevada Common Stock other than consistent with past practices, (iii) any material change in TPN Nevada’s accounting principles, procedures or methods, (iv) cancellation in writing of any material customer contract or (v) the loss of any customer relationship which would have a material adverse effect on TPN Nevada’s business, assets, liabilities or operations.

3.7 Compliance with Applicable Law.

Except as disclosed in the TPN Nevada SEC Reports filed prior to the date of this Agreement and except to the extent that the failure or violation would not in the aggregate have a Material Adverse Effect on the business, results of operations or financial condition of TPN Nevada, to TPN Nevada’s knowledge TPN Nevada holds all Governmental Authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of TPN Nevada is not being conducted in violation of, any Governmental Authorization applicable to TPN Nevada.

3.8 Complete Copies of Requested Reports.

TPN Nevada has delivered or made available true and complete copies of each document that has been reasonably requested by The Pulse Network or the Shareholders.

3.9 Full Disclosure.

(a) Neither this Agreement (including all Schedules and exhibits hereto) nor any of the Transactional Agreements contemplated to be executed and delivered by TPN Nevada in connection with this Agreement contains any untrue statement of material fact; and none of such documents omits to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading.

(b) All of the information set forth in the prospectus and all other information regarding TPN Nevada and the business, condition, assets, liabilities, operations, financial performance, net income and prospects of either that has been furnished to The Pulse Network or the Shareholders by or on behalf of TPN Nevada or any of the TPN Nevada’s Representatives, is accurate and complete in all material respects.

ARTICLE IV.

COVENANTS OF THE PULSE NETWORK

4.1 Access and Investigation.

The Pulse Network shall ensure that, at all times during the Pre-Closing Period:

(a) The Pulse Network and their Representatives provide TPN Nevada and its Representatives access, at reasonable times and with twenty-four (24) hours’ notice from TPN Nevada to The Pulse Network, to all of the premises and assets of The Pulse Network, to all existing books, records, Tax Returns, work papers and other documents and information relating to The Pulse Network, and to responsible officers and employees of The Pulse Network, and The Pulse Network and its Representatives provide TPN Nevada and its Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to The Pulse Network as TPN Nevada may request in good faith;

(b) Each of The Pulse Network and its Representatives confer regularly with TPN Nevada upon its request, concerning operational matters and otherwise report regularly (not less than semi-monthly and as TPN Nevada may otherwise request) to TPN Nevada and discuss with TPN Nevada and its Representatives concerning the status of the business, condition, assets, liabilities, operations, and financial performance of The Pulse Network, and promptly notify TPN Nevada of any material change in the business, condition, assets, liabilities, operations, and financial performance of The Pulse Network, or any event reasonably likely to lead to any such change.

4.2 Operation of the Business.

The Pulse Network shall ensure that, during the Pre-Closing Period:

(a) It conducts its operations in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement;

(b) It uses its commercially reasonable efforts to preserve intact its current business organization, keep available and not terminate the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with The Pulse Network;

(c) It does not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock, and does not repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities, except with respect to the repurchase of shares of The Pulse Network Common Stock upon termination of employees at the original purchase price pursuant to agreements existing at the date hereof;

(d) It does not sell or otherwise issue (or grant any warrants, options or other rights to purchase) any shares of capital stock or any other securities, except the issuance of The Pulse Network Shares of Common Stock pursuant to option grants to employees made under the Option Plan in the Ordinary Course of Business;

(e) It does not amend its charter document, corporate governance document or other Organizational Documents, and does not affect or become a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(f) It does not form any subsidiary or acquire any equity interest or other interest in any other Entity;

(g) It does not change any of its methods of accounting or accounting practices in any respect;

(h) It does not make any Tax election;

(i) It does not commence or take any action or fail to take any action which would result in the commencement of any Proceeding;

(j) It does not (i) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other assets, other than in the Ordinary Course of Business; (ii) incur, assume or prepay any indebtedness, Indebtedness or obligation or any other liabilities or issue any debt securities, other than in the Ordinary Course of Business; (iii) assume, guarantee, endorse for the obligations of any other person, other than in the Ordinary Course of Business; (iv) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the Ordinary Course of Business; or (v) fail to maintain insurance consistent with past practices for its business and property;

(k) It pays all debts and Taxes, files all of its Tax Returns (as provided herein) and pays or performs all other obligations, when due;

(l) It does not enter into or amend any agreements pursuant to which any other Person is granted distribution, marketing or other rights of any type or scope with respect to any of its services, products or technology;

(m) It does not hire any new officer-level employee;

(n) It does not revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable, except as required under GAAP and in the Ordinary Course of Business;

(o) Except as otherwise contemplated hereunder, it does not enter into any transaction or take any other action outside the Ordinary Course of Business; and

(p) It does not enter into any transaction or take any other action that likely would cause or constitute a Breach of any representation or warranty made by it in this Agreement.

4.3 Filings and Consents; Cooperation.

The Pulse Network shall ensure that:

(a) Each filing or notice required to be made or given (pursuant to any applicable Law, Order or contract, or otherwise) by The Pulse Network or the Shareholders in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Exchange, is made or given as soon as possible after the date of this Agreement;

(b) Each Consent required to be obtained (pursuant to any applicable Law, Order or contract, or otherwise) by The Pulse Network or the Shareholders in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Exchange, is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

(c) It promptly delivers to TPN Nevada a copy of each filing made, each notice given and each Consent obtained by The Pulse Network during the Pre-Closing Period; and

(d) During the Pre-Closing Period, it and its Representatives cooperate with TPN Nevada and TPN Nevada’s Representatives, and prepare and make available such documents and take such other actions as TPN Nevada may request in good faith, in connection with any filing, notice or Consent that TPN Nevada is required or elects to make, give or obtain.

4.4 Notification; Updates to Disclosure Schedules.

(a) During the Pre-Closing Period, The Pulse Network shall promptly notify TPN Nevada in writing of:

(i) the discovery by it of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement which is contrary to any representation or warranty made by it in this Agreement or in any of the other Transactional Agreements, or that would upon the giving of notice or lapse of time, result in any of its representations and warranties set forth in this agreement to become untrue or otherwise cause any of the conditions of Closing set forth in Article VI or Article VII not to be satisfied;

(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement (except as a result of actions taken pursuant to the express written consent of TPN Nevada) and that is contrary to any representation or warranty made by it in this Agreement, or that would upon the giving of notice or lapse of time, result in any of its representations and warranties set forth in this agreement to become untrue or otherwise cause any of the conditions of Closing set forth in Article VI or Article VII not to be satisfied;

(b) If any event, condition, fact or circumstances that is required to be disclosed pursuant to Section 4.4(a) requires any material change in The Pulse Network Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming The Pulse Network Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstances, then The Pulse Network, as applicable, shall promptly deliver to TPN Nevada an update to The Pulse Network Disclosure Schedule specifying such change (a “Disclosure Schedule Update”).

(c) It will promptly update any relevant and material information provided to TPN Nevada after the date hereof pursuant to the terms of this Agreement.

4.5 Commercially Reasonable Efforts.

During the Pre-Closing Period, The Pulse Network shall use its commercially reasonable efforts to cause the conditions set forth in Article VI and Article VII to be satisfied on a timely basis and so that the Closing can take place on or before March 30, 2013, in accordance with Section 1.5, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties of The Pulse Network set forth in this Agreement becoming untrue, or in any of the conditions of Closing set forth in Article VI or Article VII not being satisfied.

4.6 Confidentiality; Publicity.

The Pulse Network shall ensure that:

(a) It and its Representatives keep strictly confidential the existence and terms of this Agreement prior to the issuance or dissemination of any mutually agreed upon press release or other disclosure of the Exchange; and

(b) neither it nor any of its Representatives issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any of its suppliers, customers, landlords, creditors or employees or to any other Person) regarding any of the Exchange; except in each case to the extent that it is required by law to make any such disclosure regarding such transactions or as separately agreed by the parties; provided, however, that if it is required by law to make any such disclosure, The Pulse Network advises TPN Nevada, at least five business days before making such disclosure, of the nature and content of the intended disclosure.

ARTICLE V.

COVENANTS OF TPN NEVADA

5.1 Notification.

During the Pre-Closing Period, TPN Nevada shall promptly notify The Pulse Network in writing of:

(a) the discovery by TPN Nevada of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement which is contrary to any representation or warranty made by TPN Nevada in this Agreement; and,

(b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement (except as a result of actions taken pursuant to the written consent of The Pulse Network) and that is contrary to any representation or warranty made by TPN Nevada in this Agreement;

5.2 Filings and Consents; Cooperation.

TPN Nevada shall ensure that:

(a) Each filing or notice required to be made or given (pursuant to any applicable Law, Order or contract, or otherwise) by TPN Nevada in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Exchange, is made or given as soon as possible after the date of this Agreement;

(b) Each Consent required to be obtained (pursuant to any applicable Law, Order or contract, or otherwise) by TPN Nevada in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Exchange, is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

(c) TPN Nevada promptly delivers to The Pulse Network and a copy of each filing made, each notice given and each Consent obtained by TPN Nevada during the Pre-Closing Period; and

(d) During the Pre-Closing Period, TPN Nevada and its Representatives cooperate with The Pulse Network and their Representatives, and prepare and make available such documents and take such other actions as The Pulse Network may request in good faith, in connection with any filing, notice or Consent that The Pulse Network is required or elects to make, give or obtain.

5.3 Commercially Reasonable Efforts.

During the Pre-Closing Period, TPN Nevada shall use its commercially reasonable efforts to cause the conditions set forth in Article VI and Article VII to be satisfied on a timely basis and so that the Closing can take place on or before March 31, 2013, or as soon thereafter as is reasonably practical, in accordance with Section 1.5, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties or TPN Nevada set forth in this Agreement becoming untrue or in any of the conditions of closing set forth in Article VI or Article VII not being satisfied.

5.4 Disclosure of Confidential Information.

(a) Each of TPN Nevada and the Shareholders acknowledges and agrees that it may receive Confidential Information in connection with this Transaction including without limitation, The Pulse Network Disclosure Schedule and any information disclosed during the due diligence process, the public disclosure of which will harm the disclosing party’s business. The Receiving Party may use Confidential Information only in connection with the Transaction. The results of the due diligence review may not be used for any other purpose other than in connection with the Transaction. Except as expressly provided in this Agreement, the Receiving Party shall not disclose Confidential Information to anyone without the Disclosing Party’s prior written consent. The Receiving Party shall take all reasonable measures to avoid disclosure, dissemination or unauthorized use of Confidential Information, including, at a minimum, those measures it takes to protect its own confidential information of a similar nature. The Receiving Party shall not export any Confidential Information in any manner contrary to the export regulations of the governmental jurisdiction to which it is subject.

(b) The Receiving Party may disclose Confidential Information as required to comply with binding orders of governmental entities that have jurisdiction over it, provided that the Receiving Party (i) gives the Disclosing Party reasonable notice (to the extent permitted by law) to allow the Disclosing Party to seek a protective order or other appropriate remedy, (ii) discloses only such information as is required by the governmental entity, and (iii) uses commercially reasonable efforts to obtain confidential treatment for any Confidential Information so disclosed.

(c) All Confidential Information shall remain the exclusive property of the Disclosing Party. The Disclosing Party’s disclosure of Confidential Information shall not constitute an express or implied grant to the Receiving Party of any rights to or under the Disclosing Party’s patents, copyrights, trade secrets, trademarks or other intellectual property rights.

(d) The Receiving Party shall notify the Disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of this Agreement by the Receiving Party. The Receiving Party shall cooperate with the Disclosing Party in every reasonable way to help the Disclosing Party regain possession of such Confidential Information and prevent its further unauthorized use.

(e) The Receiving Party shall return or destroy all tangible materials embodying Confidential Information (in any form and including, without limitation, all summaries, copies and excerpts of Confidential Information) promptly following the Disclosing Party’s written request; provided, however, that, subject to the provisions of this Agreement, the Receiving Party may retain one copy of such materials in the confidential, restricted access files of its legal department for use only in the event a dispute arises between the parties related to the Transaction and only in connection with that dispute. At the Disclosing Party’s option, the Receiving Party shall provide written certification of its compliance with this Section.

5.5 Indemnification.

(a) Each of The Pulse Network and the Shareholders, jointly and severally, each shall defend, indemnify and hold harmless TPN Nevada, and its respective employees, officers, directors, stockholders, controlling persons, affiliates, agents, successors and assigns (collectively, the “TPN Nevada Indemnified Persons”), and shall reimburse the TPN Nevada Indemnified Person, for, from and against any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), directly or indirectly, relating to, resulting from or arising out of:

(i) any untrue representations, misrepresentations or breach of warranty by or of The Pulse Network or the Shareholders contained in or pursuant to this Agreement, and The Pulse Network Disclosure Schedule; (ii) any breach or nonfulfillment of any covenant, agreement or other obligation by or of The Pulse Network or the Shareholders (only to the extent made or occurring prior to or at the Closing) contained in or pursuant to this Agreement, the Transaction Agreements executed by The Pulse Network or any of the Shareholders in their individual capacity, The Pulse Network Disclosure Schedule, or any of the other agreements, documents, schedules or exhibits to be entered into by The Pulse Network or any of the Shareholders in their individual capacity pursuant to or in connection with this Agreement;

(iii) all of Pre-Closing liabilities of The Pulse Network or the Shareholders; and

(iv) any liability, claim, action or proceeding of any kind whatsoever, whether instituted or commenced prior to or after the Closing Date, which directly or indirectly relates to, arises or results from, or occurs in connection with facts or circumstances relating to the conduct of business of The Pulse Network or the assets of The Pulse Network, or events or circumstances existing on or prior to the Closing Date.

(b) TPN Nevada shall defend, indemnify and hold harmless The Pulse Network and its respective affiliates, agents, successors and assigns (collectively, the “The Pulse Network Indemnified Persons”), and shall reimburse The Pulse Network Indemnified Persons, for, from and against any Damages, directly or indirectly, relating to, resulting from or arising out of:

(i) any untrue representation, misrepresentation or breach of warranty by or of TPN Nevada contained in or pursuant to this Agreement;

(ii) any breach or nonfulfillment of any covenant, agreement or other obligations by or of TPN Nevada contained in or pursuant to this Agreement, the Transaction Agreements or any other agreements, documents, schedules or exhibits to be entered into or delivered to pursuant to or in connection with this Agreement.

(c) Promptly after receipt by an indemnified Party under Section 5.6 of this Agreement of notice of a claim against it (“Claim”), such indemnified Party shall, if a claim is to be made against an indemnifying Party under such Section, give notice to the indemnifying Party of such Claim, but the failure to so notify the indemnifying Party will not relieve the indemnifying Party of any liability that it may have to any indemnified Party, except to the extent that the indemnifying Party demonstrates that the defense of such action is prejudiced by the indemnified Party’s failure to give such notice.

(d) A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Party from whom indemnification is sought.

ARTICLE VI.

CLOSING CONDITIONS OF TPN NEVADA

TPN Nevada’s obligations to affect the Closing and consummate the Exchange are subject to the satisfaction of each of the following conditions:

6.1 Accuracy of Representations and Warranties.

The representations and warranties of The Pulse Network and the Shareholders in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing. The Pulse Network and the Shareholders shall have performed all obligations in this Agreement required to be performed or observed by them on or prior to the Closing.

6.2 Additional Conditions to Closing.

(a) All necessary approvals under federal and state securities laws and other authorizations relating to the issuance of the Acquisition Shares and the transfer of the Shares shall have been received.

(b) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Exchange shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Exchange. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Body which are necessary for the consummation of the Exchange, other than those the failure to obtain which would not materially adversely affect the consummation of the Exchange or in the aggregate have a material adverse effect on TPN Nevada and its subsidiaries, taken as a whole, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”) and all such Requisite Regulatory Approvals shall be in full force and effect.

(c) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Exchange, by any Governmental Body which, in connection with the grant of a Requisite Regulatory Approval, imposes any material condition or material restriction upon TPN Nevada or its subsidiaries or The Pulse Network, including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the Exchange as to render inadvisable the consummation of the Exchange.

6.3 Performance of Agreements.

The Pulse Network or the Shareholders, as the case may be, shall have executed and delivered each of the agreements, instruments and documents required to be executed and delivered, and performed all actions required to be performed by The Pulse Network or any of the Shareholders, as the case may be, pursuant to this Agreement, except as TPN Nevada has otherwise consented in writing.

6.4 Consents.

Each of the Consents identified or required to have been identified in The Pulse Network Disclosure Schedule shall have been obtained and shall be in full force and effect, other than those Consents, which have been expressly waived by TPN Nevada.

6.5 No Material Adverse Change and Satisfactory Due Diligence.

There shall not have been any material adverse change in the business, condition, assets, liabilities, operations or financial performance of The Pulse Network since the date of this Agreement as determined by TPN Nevada in its discretion. TPN Nevada shall be satisfied in all respects with the results of its due diligence review of The Pulse Network.

6.6 The Pulse Network Closing Certificate.

In addition to the documents required to be received under this Agreement, TPN Nevada shall also have received the following documents:

(a) copies of resolutions of The Pulse Network, certified by a Secretary, Assistant Secretary or other appropriate officer of The Pulse Network, authorizing the execution, delivery and performance of this Agreement and other Transactional Agreements;

(b) good standing certificate of The Pulse Network; and

(c) such other documents as TPN Nevada may request in good faith for the purpose of
(i) evidencing the accuracy of any representation or warranty made by The Pulse Network, (ii) evidencing the compliance by The Pulse Network, or the performance by The Pulse Network of, any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements, (iii) evidencing the satisfaction of any condition set forth in Article VII or this Article VI, or (iv) otherwise facilitating the consummation or performance of the Exchange.

6.7 Transactional Agreements.

Each Person (other than TPN Nevada) shall have executed and delivered prior to or on the Closing Date all Transactional Agreements to which it is to be a party.

6.8 Delivery of Stock Certificates, Minute Book and Corporate Seal.

The Shareholders shall have delivered to TPN Nevada the stock books, stock ledgers, minute books and corporate seals of The Pulse Network.

ARTICLE VII.

CLOSING CONDITIONS OF THE SHAREHOLDERS

The Shareholders’ obligations to affect the Closing and consummate the Exchange are subject to the satisfaction of each of the following conditions:

7.1 Accuracy of Representations and Warranties.

The representations and warranties of TPN Nevada in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing and TPN Nevada shall have performed all obligations in this Agreement required to be performed or observed by them on or prior to the Closing.

7.2 Additional Conditions to Closing.

(a) All necessary approvals under federal and state securities laws and other authorizations relating to the issuance and transfer of the Acquisition Shares by TPN Nevada and the transfer of the Shares by The Pulse Network shall have been received.

(b) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Exchange shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Exchange. All Requisite Regulatory Approvals shall have been filed, occurred or been obtained and all such Requisite Regulatory Approvals shall be in full force and effect.

(c) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Exchange, by any federal or state Governmental Body which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon the Surviving Corporation or its subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon TPN Nevada, its subsidiaries, The Pulse Network or any of their subsidiaries), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the Exchange as to render inadvisable the consummation of the Exchange.

(d)  Mohamed Ayad shall have redeemed with TPN Nevada all 75,000,000 shares of TPN Nevada shares of common stock and any other TPN Nevada securities held by him, released TPN Nevada from any and all claims and resigned all offices as an officer, a director and any other position in connection with TPN Nevada.

(e)  Stephen J. Saber, Nicholas C. Saber, John N. Saber, shall have been appointed directors of TPN Nevada.

(f)  Articles of Share Exchange with respect to the Exchange shall have been filed with The Commonwealth of Massachusetts.

(g)  The Pulse Network shall have forgiven, canceled and released all claims with respect to any loans made by The Pulse Network to Stephen J. Saber, Nicholas C. Saber and/or John N. Saber.  The condition of this Section 7.2(g) cannot be waived without the written consent of Stephen J. Saber, Nicholas C. Saber and John N. Saber.

7.3 TPN Nevada Closing Certificates.

The Shareholders shall have received the following documents:

(a) copies of resolutions of TPN Nevada, certified by a Secretary, Assistant Secretary or other appropriate officer of TPN Nevada, authorizing the execution, delivery and performance of the Transactional Agreements and the Exchange;

(b) good standing certificates for the State of Nevada; and

(c) such other documents as The Pulse Network may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by TPN Nevada, (ii) evidencing the compliance by TPN Nevada with, or the performance by TPN Nevada of, any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements, (iii) evidencing the satisfaction of any condition set forth in Article VI or this Article VII, or (iv) otherwise facilitating the consummation or performance of the Exchange.

7.4 No Material Adverse Change.

There shall not have been any material adverse change in TPN Nevada’s business, condition, assets, liabilities, operations or financial performance since the date of this Agreement.

7.5 Performance of Agreements.

TPN Nevada shall have executed and delivered each of the agreements, instruments and documents required to be executed and delivered, and performed all actions required by TPN Nevada pursuant to this Agreement, except as The Pulse Network and the Shareholders have otherwise consented in writing.

7.6 Consents.

Each of the Consents identified or required to have been identified in Section 3.4 shall have been obtained and shall be in full force and effect, other than those Consents the absence of which shall not have a material adverse effect on TPN Nevada.

7.7 TPN Nevada Stock.

On the Closing Date, shares of TPN Nevada Common Stock shall be eligible for quotation on the Over-the-Counter Bulletin Board.

ARTICLE VIII.

FURTHER ASSURANCES

Each of the parties hereto agrees that it will, from time to time after the date of the Agreement, execute and deliver such other certificates, documents and instruments and take such other action as may be reasonably requested by the other party to carry out the actions and transactions contemplated by this Agreement, including the closing conditions described in Articles VI and VII. The Pulse Network and the Shareholders shall reasonably cooperate with TPN Nevada in its obtaining of the books and records of The Pulse Network, or in preparing any solicitation materials to be sent to the shareholders of TPN Nevada in connection with the approval of the Exchange and the transactions contemplated by the Transactional Agreements.

ARTICLE IX.

TERMINATION

9.1 Termination.

This Agreement may be terminated and the Exchange abandoned at any time prior to the Closing Date:

(a) by mutual written consent of TPN Nevada, The Pulse Network and the Shareholders;

(b) by TPN Nevada if (i) there is a material Breach of any covenant or obligation of The Pulse Network or the Shareholders; provided however, that if such Breach or Breaches are capable of being cured prior to the Closing Date, such Breach or Breaches shall not have been cured within 10 days of delivery of the written notice of such Breach, or (ii) TPN Nevada reasonably determines that the timely satisfaction of any condition set forth in Article VI has become impossible or impractical (other than as a result of any failure on the part of TPN Nevada to comply with or perform its covenants and obligations under this Agreement or any of the other Transactional Agreements);

(b) by The Pulse Network if (i) there is a material Breach of any covenant or obligation of TPN Nevada; provided, however, that if such Breach or Breaches are capable of being cured prior to the Closing Date, such Breach or Breaches shall not have been cured within 10 days of delivery of the written notice of such Breach, or (ii) The Pulse Network reasonably determines that the timely satisfaction of any condition set forth in Article VII has become impossible or impractical (other than as a result of any failure on the part of The Pulse Network or any Shareholder to comply with or perform any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements);

(d) by TPN Nevada if the Closing has not taken place on or before July 1, 2013 (except if as a result of any failure on the part of TPN Nevada to comply with or perform its covenants and obligations under this Agreement or in any other Transactional Agreement);

(e) by The Pulse Network if the Closing has not taken place on or before July 1, 2013 (except if as a result of the failure on the part of The Pulse Network or the Shareholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other Transactional Agreement);

(f) by any of TPN Nevada, on the one hand or The Pulse Network, on the other hand, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Exchange and such order, decree, ruling or any other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (f) shall have used all commercially reasonable efforts to remove such order, decree or ruling; or

(g) The parties hereby agree and acknowledge that a breach of the provisions of Articles 4.1, 4.2, 4.3, 4.4 and 4.6 are, without limitation, material Breaches of this Agreement.

9.2 Termination Procedures.

If TPN Nevada wishes to terminate this Agreement pursuant to Section 9.1, TPN Nevada shall deliver to the Shareholders and The Pulse Network a written notice stating that TPN Nevada is terminating this Agreement and setting forth a brief description of the basis on which TPN Nevada is terminating this Agreement. If The Pulse Network wishes to terminate this Agreement pursuant to Section 9.1, The Pulse Network shall deliver to TPN Nevada a written notice stating that The Pulse Network is terminating this Agreement and setting forth a brief description of the basis on which The Pulse Network is terminating this Agreement.

9.3 Effect of Termination.

In the event of termination of this Agreement as provided above, this Agreement shall forthwith have no further effect. Except for a termination resulting from a Breach by a party to this Agreement, there shall be no liability or obligation on the part of any party hereto. In the event of a breach, the remedies of the non-breaching party shall be to seek damages from the breaching party or to obtain an order for specific performance, in addition to or in lieu of other remedies provided herein. Upon request after termination, each party will redeliver or, at the option of the party receiving such request, destroy all reports, work papers and other material of any other party relating to the Exchange, whether obtained before or after the execution hereof, to the party furnishing same; provided, however, that The Pulse Network and the Shareholders shall, in all events, remain bound by and continue to be subject to Section 4.6 and all parties shall in all events remain bound by and continue to be subject to Section 5.4 and 5.5.

Notwithstanding the above, both TPN Nevada, on the one hand, and The Pulse Network and the Shareholders, on the other hand, shall be entitled to announce the termination of this Agreement by means of a mutually acceptable press release.

ARTICLE X.

MISCELLANEOUS

10.1 Survival of Representations and Warranties.

All representations and warranties of The Pulse Network and the Shareholders in this Agreement and The Pulse Network Disclosure Schedule shall survive shall survive indefinitely. The right to indemnification, reimbursement or other remedy based on such representations and warranties will not be affected by any investigation conducted by the parties.

10.2 Expenses.

Except as otherwise set forth herein, each of the parties to the Exchange shall bear its own expenses incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

10.3 Entire Agreement.

This Agreement and the other Transactional Agreements contain the entire agreement of the parties hereto, and supersede any prior written or oral agreements between them concerning the subject matter contained herein, or therein. There are no representations, agreements, arrangements or understandings, oral or written, between the parties to this Agreement, relating to the subject matter contained in this Agreement and the other Transaction Agreements, which are not fully expressed herein or therein. The schedules and each exhibit attached to this Agreement or delivered pursuant to this Agreement are incorporated herein by this reference and constitute a part of this Agreement.

10.4 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

10.5 Descriptive Headings.

The Article and Section headings in this Agreement are for convenience only and shall not affect the meanings or construction of any provision of this Agreement.

10.6 Notices.

Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given on the earlier to occur of the date of personal delivery, the date of receipt or three (3) days after posting by overnight courier or registered or certified mail, postage prepaid, addressed as follows:

If to TPN Nevada:

TPN Nevada Inc.
112 North Curry Street
Carson City, Nevada 89703

If to The Pulse Network:

The Pulse Network, Inc.
437 Turnpike Street
Canton, Massachusetts 02021

If to the Shareholders:

c/o The Pulse Network, Inc.
437 Turnpike Street
Canton, Massachusetts 02021

To such address or addresses as a party shall have previously designated by notice to the sender given in accordance with this section.

10.7 Choice of Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of Massachusetts without regard to choice of law principles. Each of the parties hereto consents to the jurisdiction of the courts of the State of Massachusetts and to the federal courts located in the State of Massachusetts.

10.8 Binding Effect; Benefits.

This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties or their respective successors and permitted assigns, the Shareholders and other Persons expressly referred to herein, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.9 Assignability.

Neither this Agreement nor any of the parties’ rights hereunder shall be assignable by any party without the prior written consent of the other parties and any attempted assignment without such consent shall be void.

10.10 Waiver and Amendment.

Any term or provision of this Agreement may be waived at any time by the party, which is entitled to the benefits thereof. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The parties may, by mutual agreement in writing, amend this Agreement in any respect. The Pulse Network and the Shareholders hereby acknowledge their intent that this Agreement includes as a party any holder of capital stock in The Pulse Network at the time of Closing. TPN Nevada, The Pulse Network and the Shareholders therefore agree that this Agreement may be amended, without the further consent of any party to this Agreement, (i) to add as a new Shareholder any existing shareholder of The Pulse Network and (ii) to modify Schedule 1 to reflect the addition of such shareholder.

10.11 Attorney’ Fees.

In the event of any action or proceeding to enforce the terms and conditions of this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys’ and experts’ fees and costs, in addition to such other relief as may be granted.

10.12 Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.13 Construction.

In executing this Agreement, the parties severally acknowledge and represent that each: (a) has fully and carefully read and considered this Agreement; (b) has or has had the opportunity to consult independent legal counsel regarding the legal effect and meaning of this document and all terms and conditions hereof; (c) has been afforded the opportunity to negotiate as to any and all terms hereof; and (d) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

TPN Nevada:

THE PULSE NETWORK, INC.,
a Nevada corporation

/s/ Mohamed Ayad
By: /s/ Mohamed Ayad
Name: Mohamed Ayad
Title: President

The Pulse Network:

THE PULSE NETWORK, INC.,
A Massachusetts corporation

By: /s/ Stephen J. Saber
Name: Stephen J. Saber
Title: Chief Executive Officer

Shareholders of The Pulse Network, Inc.,
a Massachusetts corporation:

/s/ Stephen J. Saber
Name: Stephen J. Saber

/s/ Nicholas C. Saber
Name: Nicholas C. Saber

/s/ John N. Saber
Name: John N. Saber

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Agreement. “Agreement” shall mean the Share Exchange Agreement to which this Exhibit A is attached (including all Disclosure Schedules and all Exhibits), as it may be amended from time to time.

Approved Plans. “Approved Plans” shall mean a stock option or similar plan for the benefit of employees or others, which has been approved by the shareholders of The Pulse Network.

The Pulse Network Shares of Common Stock. “The Pulse Network Shares of Common Stock” shall mean the shares of common stock of The Pulse Network.

Breach. There shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision.

Certificates. “Certificates” shall have the meaning specified in Section 1.3 of the Agreement.

TPN Nevada. “TPN Nevada” shall have the meaning specified in the first paragraph of the Agreement.

TPN Nevada Common Stock. “TPN Nevada Common Stock” shall mean the shares of common stock of TPN Nevada.

TPN Nevada SEC Reports. “TPN Nevada SEC Reports” shall have the meaning specified in Section 4.6 of the Agreement.

Closing. “Closing” shall have the meaning specified in Section 1.5 of the Agreement.

Closing Date. “Closing Date” shall have the meaning specified in Section 1.5 of the Agreement.

Code. “Code” shall mean the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

Confidential Information. “Confidential Information” shall mean all nonpublic information disclosed by one party or its agents (the “Disclosing Party”) to the other party or its agents (the “Receiving Party”) that is designated as confidential or that, given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered as confidential. Confidential Information includes, without limitation (i) nonpublic information relating to the Disclosing Party’s technology, customers, vendors, suppliers, business plans, intellectual property, promotional and marketing activities, finances, agreements, transactions, financial information and other business affairs, and (ii) third-party information that the Disclosing Party is obligated to keep confidential.

Confidential Information does not include any information that (i) is or becomes publicly available without breach of this Agreement, (ii) can be shown by documentation to have been known to the Receiving Party at the time of its receipt from the Disclosing Party, (iii) is received from a third party who, to the knowledge of the Receiving Party, did not acquire or disclose such information by a wrongful or tortious act, or (iv) can be shown by documentation to have been independently developed by the Receiving Party without reference to any Confidential Information.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Disclosure Schedule Update. “Disclosure Schedule Update” shall have the meaning specified in Section 4.4 of the Agreement.

The Pulse Network Disclosure Schedule. “The Pulse Network Disclosure Schedule” shall have the meaning specified in introduction to Article II of the Agreement.

Entity. “Entity” shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environmental Laws. “Environmental Laws” shall mean any Law or other requirement relating to the protection of the environment, health, or safety from the release or disposal of hazardous materials.

Environmental Permit. “Environmental Permit” means all licenses, permits, authorizations, approvals, franchises and rights required under any applicable Environmental Law or Order.

Equity Securities. “Equity Security” shall mean any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible into or exchangeable for, with or without consideration, any stock or similar security, or any security carrying any warrant, right or option to subscribe to or purchase any shares of capital stock, or any such warrant or right.

Exchange Act. “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

GAAP. “GAAP” shall mean United States Generally Accepted Accounting Principles, applied on a consistent basis.

Governmental Authorization. “Governmental Authorization” shall mean any:

(a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or

(b) right under any contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any:

(a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); or

(d) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature, including any court, arbitrator, administrative agency or commissioner, or other governmental authority or instrumentality.

Indebtedness. “Indebtedness” shall mean any obligation, contingent or otherwise. Any obligation secured by a Lien on, or payable out of the proceeds of, or production from, property of the relevant party will be deemed to be Indebtedness.

Intellectual Property. “Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

Knowledge. A corporation shall be deemed to have “knowledge” of a particular fact or matter only if a director or officer of such corporation has, had or should have had knowledge of such fact or matter.

Laws. “Laws” means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

Lien. “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge, right of first refusal, encumbrance or other adverse claim or interest of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

Material Adverse Effect. “Material Adverse Effect” means any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of the affected party, in each case taken as a whole or (b) materially impair the ability of the affected party to perform its obligations under this Agreement and the Transaction Agreements, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, or (iii) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which the affected party operates.

Material Contract. “Material Contract” means any and all agreements, contracts, arrangements, understandings, leases, commitments or otherwise, providing for potential payments by or to the company in excess of $1,000, and the amendments, supplements and modifications thereto.

Order. “Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Body.

Ordinary Course of Business. “Ordinary Course of Business” shall mean an action taken by The Pulse Network if (i) such action is taken in normal operation, consistent with past practices, (ii) such action is not required to be authorized by the Shareholders, Board of Directors or any committee of the Board of the Directors or other governing body of The Pulse Network and (iii) does not require any separate or special authorization or consent of any nature by any Governmental Body or third party.

Permitted Liens. “Permitted Liens” shall mean (a) Liens for Taxes not yet payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers, warehousemen, mechanics, laborers and materialmen and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; and (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Pre-Closing Period. “Pre-Closing Period” shall mean the period commencing as of the date of the Agreement and ending on the Closing Date.

Proceeding. “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, commenced, brought, conducted or heard by or before, or otherwise has involved, any Governmental Body or any arbitrator or arbitration panel.

Representatives. “Representatives” of a specified party shall mean officers, directors, employees, attorneys, accountants, advisors and representatives of such party, including, without limitation, all subsidiaries of such specified party, and all such Persons with respect to such subsidiaries. The Related Persons of The Pulse Network shall be deemed to be “Representatives” of The Pulse Network, as applicable.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the United States Securities Act of 1933, as amended.

Taxes. “Taxes” shall mean all foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax with respect to any of the foregoing; and “Tax” means any of the foregoing Taxes.

Tax Group. “Tax Group” shall mean any federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which The Pulse Network is now or was formerly a member.

Tax Return. “Tax Return” shall mean any return, declaration, report, claim for refund or credit, information return, statement or other similar document filed with any Governmental Body with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Transaction Agreements. “Transactional Agreements” shall mean this Agreement and any agreement or document to be executed pursuant to this Agreement.

SCHEDULE 1

The Pulse Network Shareholders

Name	Number of Shares of Common Stock of The Pulse Network Held	Percent

Stephen J. Saber	113,685.00	41.34%
Nicholas C. Saber	80,657.50	29.33%
John N. Saber	80,657.50	29.33%
TOTALS	275,000	100.00%